EXHIBIT 15.1

AMERICAN BONANZA GOLD MINING CORP.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board of Directors has overall responsibility for the management of the business and affairs of the Corporation. At Board meetings, the Board and the Audit Committee of the Board receive and discuss reports prepared by management which address strategic and operating issues, assess actual performance against planned performance, and assess the overall financial position of the Corporation. Regular Board meetings have been scheduled quarterly since December, 1996. Additional meetings are convened if necessary.

The Corporation has met the requirements for a TIER 1 issuer on the TSX Venture Exchange (“Exchange”) and the change in classification from TIER 2 to TIER 1 became effective March 14, 2003. The rules and policies of the Exchange require TIER 1 corporations to disclose their corporate governance practices with reference to a series of guidelines for effective corporate governance (the “Corporate Governance Guidelines”) adopted by the Toronto Stock Exchange.

Set out below is the Corporation’s alignment to the Corporate Governance Guidelines during the year ended December 31, 2003 (“Fiscal 2003”):

Guidelines	Does the Corporation Align?	Comments
1 . The Board should explicitly assume responsibility for stewardship of the Corporation and specifically for: (a) adoption of a strategic planning process;	Yes	One Board meeting each year is designated for a review of the annual plan and strategic planning.
(b) identification of principal risks and implementing risk- managing systems;	Yes	The full Board is responsible for monitoring the Corporation’s risks. Specific risk areas are monitored by the Audit Committee of the Board.
(c) succession planning and appointing, training and monitoring of senior management;	Yes
The full Board is responsible for succession  planning and appointing, training and  monitoring of senior management. The Board  conducts an annual review of senior officers  and also considers any appropriate development  programs.

Guidelines	Does the Corporation Align?	Comments
(d) a communications policy; and	Yes
The full Board is responsible for ongoing  review of the Corporation’s disclosure practices  and try to ensure effective communication  between the Corporation, its shareholders and  the public, while ensuring avoidance of  selective disclosure. Currently, the President  and the Executive Vice President respond to  inquiries, the Corporation’s website is updated  regularly, and the Corporation intends to  continue to upgrade its communication strategy  as its budget allows.

(e) integrity of internal controls and management information systems.	Yes
The Board has, through the appointment of the  Audit Committee, put in place an effective  system for monitoring the implementation of  corporate strategies. The Audit Committee is  responsible to review and advise the Board on  internal financial controls, management  information systems, safeguarding of assets,  compliance with financial reporting and  accounting principles and oversight of financial  plans.

2 . The majority of directors should be unrelated (independent of management and free from any conflict of interest), and in addition, if the Corporation has a significant shareholder, the board should include a number of directors who are independent of that significant shareholder.	Yes
In Fiscal 2003, the Corporation had three  unrelated directors and two directors who were  part of management. One of the unrelated  directors resigned March 31, 2003 with his  replacement being appointed on May 8, 2003.  The Corporation is continuously looking for  potential outside directors who are able to make  contributions towards the future development  and growth of the Corporation. There is no  “significant shareholder” as defined by the  Exchange.

3 . Disclose for each director, whether he or she is unrelated, or if not, how he or she is related and how that conclusion was reached.	Yes

Brian P. Kirwin – President, CEO and  Chairman of the Board, is part of management.

Giulio T. Bonifacio – Executive Vice President  and CFO, is part of management.

David C. Beling – unrelated to management.  Mr. Beling resigned from the Board March 31,  2003.

Guidelines	Does the Corporation Align?	Comments

Robert T. McKnight – unrelated to  management. Mr. McKnight was appointed a  director on May 8, 2003.

Ronald K. Netolitzky – unrelated to  management. Mr. Netolitzky was appointed a  director on May 6, 2004.

For the unrelated directors, none of them or  their associates has in the last fiscal year:
-worked for the Corporation as an officer,  employee or on contract; or
-received remuneration from the Corporation in  excess of stock options in lieu of directors’ fees.

4 . The Board should appoint a committee, composed exclusively of non-management directors, the majority of whom are unrelated, responsible for the appointment and assessment of directors.	No.	The full Board is responsible for the assessment and appointment of directors.
5 . Every corporation should implement a process to be carried out by the nominating committee or other appropriate committee for assessing the effectiveness of the Board, its committees and of individual directors.	Yes
The Board has an informal consultative process  for assessing the effectiveness of the Board as a  whole, the committees of the Board and the  contributions of individual directors. This  process is used with respect to both the  appointment of new and the assessment of  continuing directors.

6 . Every corporation should provide orientation and education programs for new directors.	Yes	New directors are provided opportunities to meet with management, tour properties and receive reports relating to the Corporation’s business and affairs.
7 . Every corporation should examine the size and, where appropriate, consider reducing the size of the Board with a view to improving effectiveness.	Yes
The Board from time to time reviews the  contributions of the directors, and considers  whether the current size of the Board promotes  effectiveness and efficiency. The Board is not  big enough to need to be reduced in size.

8 . The Board should review the adequacy and form of compensation of the directors in light of risks and responsibilities.	Yes	The Board reviews the adequacy and form of the compensation of directors annually. The Board considers the time commitment, comparative fees and responsibilities in determining remuneration.
9 . Committees should be generally composed of non-management directors, the majority of whom are unrelated to management.	Yes	The Audit Committee is comprised of two unrelated, non-management directors and one director who is part of management.

Guidelines	Does the Corporation Align?	Comments
10 . The Board should expressly assume responsibility for, or appoint a committee for, developing the Corporation’s approach to corporate governance issues.	Yes	The full Board is responsible for developing and monitoring the Corporation’s approach to governance issues.
11 . (a) The Board, together with the CEO, should develop position descriptions for:
(i) the Board; and	No
There are no specific position descriptions for  the Board, since the Board has broad plenary  power. Any responsibility which is not  delegated to senior management or the Audit  Committee remains with the full Board.

(ii) the CEO, including the limits to his responsibilities.	Yes	The CEO’s position description is contained in his employment agreement, which was approved by the Board. All new material projects and agreements are approved by the Board.
(b) The Board should approve the CEO’s corporate objectives.	Yes	The CEO’s objectives are discussed and approved at Board meetings.
12 . The Board should establish structures and procedures to enable the Board to function independently of management.	No	The Corporation is not large enough, nor is the Board of Directors, to make this feasible.
13 . The Board should establish an Audit Committee, composed only of outside directors, with specifically defined roles and responsibilities, direct communication channels with the internal and external auditors and oversight responsibility for management reporting on internal control.	No

The Audit Committee is comprised of three  directors (one of whom is part of management).  The Audit Committee’s mandate includes:

-monitoring audit functions and the preparation  of financial statements;

-reviewing and monitoring management in  carrying out its responsibility to design and  implement an effective system of internal  controls;

-reviewing and approving quarterly financial  reports and related press releases;

-meeting with the outside auditors  independently of management.

Guidelines	Does the Corporation Align?	Comments
14 . The Board should implement a system to enable individual directors to engage outside advisors at the Corporation’s expense, in appropriate circumstances, subject to the approval of an appropriate committee.	No
Should the need ever arise, the directors have  been advised that they may retain outside  advisors independent of the Corporation’s  regular advisors, subject to the approval of the  Audit Committee, in order to minimize legal  fees.